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                                                                    Exhibit 99.1

CONTACT:
Mary McCarty, WWWX Corp.
Investor Relations
(212) 632-0103

                       WORLDWIDE WEB NETWORX RESTRUCTURES
                         INVESTMENT IN NAI DIRECT, INC.

            WORLDWIDE WEB NETWORX RELEASED FROM $2.7 MILLION FUNDING
                                   OBLIGATION,
              PROVIDING GREATER FLEXIBILITY FOR FUTURE INVESTMENTS

MOUNT LAUREL, NJ - OCTOBER 2, 2000 -- WorldWide Web NetworX Corporation (OTCBB:
WWWX) today announced that it has restructured its relationships with NAI Direct, Inc. and New America Network, Inc. As a result of the re-structuring, the Company has been released from its obligation to provide an additional $2.7 million of further funding to NAI Direct.

         Prior to the re-structuring, WorldWide Web NetworX owned a 64 percent indirect interest in NAI Direct. The Company has exchanged its ownership interest in NAI Direct for a four percent equity interest in New America Network, which, as a result of the transaction, now owns a controlling interest in NAI Direct.

         Carol C. Knauff, Chairman, President, and Chief Executive Officer of WorldWide Web NetworX, said, "The restructuring of our investment will provide us with greater financial flexibility and enable us to earmark funds for future investments and other Company growth initiatives. Combined with the recently announced closing of a $3.6 million loan, we have significantly enhanced our financial position so that we can continue to pursue opportunities in the marketplace."
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         WorldWide Web NetworX creates and develops Internet-based
business-to-business companies. Each WWWX Internet company is designed to be a partnership with a B2B market leader to leverage their traditional offline business, clients and expertise to create a B2B Internet company using WWWX's e-commerce platform. For more information, visit HTTP://WWW.GOWWWX.COM.

         NAI is a global network of more than 3,000 commercial real estate service providers with more than 230 offices in the United States, Canada, Latin America, Europe and Asia Pacific. NAI provides international real estate services from multi-market transactions to major portfolio management. NAI's services include extensive demographic analysis, site searches, subleasing, tenant representation, financial arrangements for major expansion programs, multi-site acquisitions, dispositions and market intelligence.

         NAIDirect.com is the single online source for fully integrated online commercial real estate services. NAIDirect.com is the e-commerce arm of NAI, a leading international commercial property brokerage. For more information, visit HTTP://WWW.NAIDIRECT.COM or call 609-448-4700.

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FORWARD-LOOKING STATEMENTS
Statements contained in this press release, which are not historical facts, are forward-looking statements. Such forward-looking statements are necessary estimates regarding the best judgement of the party making such statements based upon current information and involve a number of risks and uncertainties. Forward-looking statements contained in this press release or in other public statements of the parties should be considered in light of those factors. There can be no assurances that such factors or other factors will affect the accuracy of such forward-looking statements.